SoundThinking, Inc. Reports Third Quarter 2026 Financial Results

FREMONT, CA – November 12, 2026 – SoundThinking, Inc. (Nasdaq: SSTI), a leading public safety technology company, today reported financial results for the third quarter ended September 30, 2026.

Third Quarter 2026 Financial and Operational Highlights

•
Revenues of $25.0 million remained relatively flat year over year, compared to $25.1 million for the same quarter of 2025.
•
Gross profit decreased 13% to $11.9 million (48% of revenues), compared to $13.6 million (54% of revenues) for the same quarter of 2025.
•
GAAP net loss totaled $8.5 million, compared to GAAP net loss of $2.0 million for the same quarter of 2025.
•
Adjusted EBITDA1 totaled $2.2 million (9% of revenues), compared to $3.5 million (14% of revenues) for the same quarter of 2025.
•
Expanded with three existing customers.

1 See the section below titled “Non-GAAP Financial Measures” for more information about Adjusted EBITDA and its reconciliation to GAAP net (loss).

Transaction with Transom

As previously announced on September 29, 2026, SoundThinking entered into a definitive merger agreement (the "Merger Agreement") under which certain affiliates of Transom Capital Group, LLC ("Transom") will acquire SoundThinking through a tender offer for $8.00 per share in cash, and one non-transferable contingent value right (“CVR”) worth up to $3.00 per share, for aggregate potential consideration of up to $11.00 per share in cash. The implied enterprise value of SoundThinking based solely on the up-front cash consideration is approximately $114 million and the total enterprise value with payment of the maximum CVR payment is approximately $159 million. SoundThinking expects to close the transaction, which is referred to herein as the “Transom Transaction,” in the fourth quarter of 2026, subject to the satisfaction of customary closing conditions, including SoundThinking’s stockholders validly tendering shares of SoundThinking’s common stock representing at least a majority of the outstanding shares of SoundThinking common stock. Following closing of the Transom Transaction, SoundThinking will become a privately held company.

Third Quarter 2026 Financial Results

Revenues for the third quarter of 2026 were $25.0 million, compared to $25.1 million for the same quarter of 2025. The decrease in revenues was primarily attributable to a reduction in revenue of approximately $1.0 million resulting from the non-renewal or delays of renewals of our contracts with multiple customers, partially offset by $0.7 million in new bookings and expansions with existing customers and $0.2 million in catch-up revenue from various customers.

Gross profit for the third quarter of 2026 was $11.9 million (48% of revenues), compared to $13.6 million (54% of revenues) for the same period in 2025 reflecting lower revenue volume, including lower catch-up revenue, and an increase in information technology and facility costs.

Total operating expenses for the third quarter of 2026 were $20.1 million, compared to $15.7 million for the same period in 2025. The increase was primarily due to increased acquisition-related costs for the Transom Transaction and increased sales and marketing expenses, partially offset by decreased research and development costs related to a decrease in headcount.

Net loss for the third quarter of 2026 totaled $8.5 million or $(0.64) per basic and diluted share (based on 13.2 million basic and diluted weighted-average shares outstanding), compared to net loss of $2.0 million or $(0.16) per basic and diluted share (based on 12.8 million basic and diluted weighted-average shares outstanding) for the same period in 2025.

Adjusted EBITDA for the third quarter of 2026 totaled $2.2 million, compared to $3.5 million in the same period last year.

At quarter end, the company had $9.5 million in cash and cash equivalents, $29.2 million in accounts receivable and contract assets, net, $41.7 million in deferred revenue, $4.0 million in debt and approximately $36.0 million available on its credit facility.

Business Outlook and Earnings Conference Call

In light of the pending Transom Transaction, SoundThinking will not be providing forward-looking guidance or updates to previously issued guidance and will not host an earnings conference call or webcast for its third quarter 2026 financial results and does not expect to do so for any future quarters. Earnings materials are publicly available on SoundThinking’s Investor Relations website at https://ir.soundthinking.com/.

Non-GAAP Financial Measures

Adjusted EBITDA: Adjusted EBITDA, a non-GAAP financial measure, represents the company’s net income (loss) before interest (income) expense, income taxes, depreciation, amortization and impairment, restructuring expense, acquisition-related expenses and stock-based compensation expense. Adjusted EBITDA is a measure used by management internally to understand and evaluate the company’s core operating performance and trends across accounting periods and in connection with developing future operating plans, making strategic decisions regarding the allocation of capital and considering initiatives focused on cultivating new markets for its solutions. In particular, the exclusion of these expenses in calculating Adjusted EBITDA facilitates comparisons of the company’s operating performance on a period-to-period basis.

SoundThinking believes Adjusted EBITDA also provides useful information to investors and others in understanding and evaluating its operating results in the same manner as its management and board of directors. For example, SoundThinking adjusts EBITDA for stock-based compensation expense because such expenses often vary for reasons that are generally unrelated to financial and operational performance in a particular period. Stock-based compensation is utilized by SoundThinking to attract and retain employees with a goal of long-term retention and the alignment of employee interests with those of the company and its stockholders, rather than to address operational performance for any particular period’s financial performance measures, in particular net loss, or its other GAAP financial results.

The following table presents a reconciliation of GAAP net loss, the most directly comparable GAAP measure, to Adjusted EBITDA for each of the periods indicated (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
	(Unaudited)		(Unaudited)
GAAP net loss	$(8,472)	$(2,044)	$(20,228)	$(6,648)
Less:
Interest expense, net	11	(14)	(17)	18
Income taxes	27	(158)	89	28
Depreciation, amortization and impairment	2,929	2,648	8,301	7,689
Stock-based compensation expense	2,463	3,052	7,382	10,297
Restructuring expense	123	—	658	—
Acquisition-related expenses	5,126	—	7,080	—
Adjusted EBITDA	$2,207	$3,484	$3,265	$11,384

Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including but not limited to, statements regarding the anticipated completion and timing of the Transom Transaction, the consideration payable in connection with the Transom Transaction and the company becoming a privately held company upon closing of the Transom Transaction. Words such as "expect," "anticipate," "should," "believe," "target," "project," "goals," "estimate," "potential," "predict," "may," "will," "could," "intend," or variations of these terms or the negative of these terms and similar expressions are intended to identify these forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties, many of which involve factors or circumstances that are beyond the company’s control. The company’s actual results could differ materially from those stated or implied in forward-looking statements due to a number of factors, including but not limited to: the satisfaction of closing conditions to the potential transaction in the anticipated timeframe or at all; uncertainty as to how many of the company’s stockholders will tender their shares and the possibility that the potential acquisition does not close; the expected timing of the potential acquisition; the effect of the announcement of the potential acquisition on the company’s business relationships, including with partners, customers and employees; the diversion of management’s time and attention from ongoing business operations and opportunities; the company’s ability to enter into new contracts or renew its contracts with key customers and the timing of such entry or renewal; the company’s ability to successfully negotiate and execute contracts with new and existing customers in a timely manner, if at all; the company’s ability to maintain and increase sales, including sales of the company’s newer product lines and through expansion into new vertical markets; the availability of funding for the company’s customers to purchase the company’s solutions; the complexity, expense and time associated with contracting with government entities; the company’s ability to maintain and expand coverage of existing public safety customer accounts and further penetrate the public safety market; the potential effects of negative publicity; the company’s ability to sell its solutions into international and other new markets; the lengthy sales cycle for the company’s solutions; changes in federal funding available to support local law enforcement; the company’s ability to deploy and deliver its solutions; the company’s ability to maintain and enhance its brand; and the impact of global macroeconomic conditions on the company’s business, including tariffs and trade measures, as well as other risk factors included in the company’s most recent annual report on Form 10-K, quarterly report on Form 10-Q and other SEC filings. These forward-looking statements are made as of the date of this press release and are based on current expectations, estimates, forecasts and projections as well as the beliefs and assumptions of management. Except as required by law, the company undertakes no duty or obligation to update any forward-looking statements contained in this press release as a result of new information, future events or changes in its expectations.

About SoundThinking, Inc.

SoundThinking, Inc. (Nasdaq: SSTI) is a leading public safety technology company that delivers AI- and data-driven solutions for law enforcement, civic leadership, and security professionals. SoundThinking is trusted by more than 300 customers and has worked with approximately 2,100 agencies to drive more efficient, effective, and equitable public safety outcomes. The company’s SafetySmartTM platform includes ShotSpotter®, the leading acoustic gunshot detection system; CrimeTracerTM, the leading law enforcement search engine; CaseBuilderTM, a one-stop investigation management system; ResourceRouterTM, software that directs patrol and community anti-violence resources to help maximize their impact; PlateRangerTM powered by Rekor, a leading ALPR solution; Field AgentTM, an AI layer that transforms public safety data into actionable intelligence; and SafePointe®, an AI-based weapons detection system. SoundThinking has been designated a Great Place to Work® company.

Company Contact:

Alan Stewart, CFO

SoundThinking, Inc.

+1 (510) 794-3100

astewart@soundthinking.com

Investor Relations Contacts:

Ankit Hira

Solebury Strategic Communications for SoundThinking, Inc.

+1 (203) 546 0444

SSTI@soleburystrat.com

SoundThinking, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except share and per share data)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
Revenues	$25,010	$25,100	$73,077	$79,338
Costs
Cost of revenues	12,537	11,229	37,269	35,005
Impairment of property and equipment	565	237	1,105	310
Total costs	13,102	11,466	38,374	35,315
Gross profit	11,908	13,634	34,703	44,023

Operating expenses
Sales and marketing	6,024	5,796	18,431	19,580
Research and development	3,918	4,097	12,314	11,908
General and administrative	10,033	5,797	23,000	18,738
Restructuring expense	123	—	658	—
Total operating expenses	20,098	15,690	54,403	50,226
Operating loss	(8,190)	(2,056)	(19,700)	(6,203)
Other expense, net
Interest income (expense), net	(11)	14	17	(18)
Other expense, net	(244)	(160)	(456)	(399)
Total other expense, net	(255)	(146)	(439)	(417)
Loss before income taxes	(8,445)	(2,202)	(20,139)	(6,620)
Provision (benefit) for income taxes	27	(158)	89	28
Net loss	$(8,472)	$(2,044)	$(20,228)	$(6,648)
Net loss per share, basic and diluted	$(0.64)	$(0.16)	$(1.55)	$(0.52)
Weighted-average shares used in computing net loss per share, basic and diluted	13,187,692	12,760,595	13,024,566	12,707,463

SoundThinking, Inc.

Condensed Consolidated Balance Sheets

(In thousands, except share and per share data)

(Unaudited)

	September 30,	December 31,
	2026	2025
Assets
Current assets
Cash and cash equivalents	$9,533	$15,797
Accounts receivable and contract assets, net	29,212	28,570
Prepaid expenses and other current assets	4,804	4,225
Total current assets	43,549	48,592
Property and equipment, net	16,936	18,816
Operating lease right-of-use assets	1,883	1,904
Goodwill	34,213	34,213
Intangible assets, net	26,470	29,335
Other assets	2,633	2,894
Total assets	$125,684	$135,754
Liabilities and Stockholders' Equity
Current liabilities
Accounts payable	$4,207	$3,789
Accrued expenses and other current liabilities	13,589	9,578
Line of credit	4,000	4,000
Deferred revenue, short-term	39,268	40,035
Total current liabilities	61,064	57,402
Deferred revenue, long-term	2,458	3,845
Deferred tax liability	1,444	1,359
Operating lease liabilities, net of current portion	1,188	976
Total liabilities	66,154	63,582
Stockholders' equity
Common stock: $0.005 par value; 500,000,000 shares authorized; 13,240,518 and 12,825,960 shares issued and outstanding as of September 30, 2026 and December 31, 2025, respectively	65	64
Additional paid-in capital	193,737	186,115
Accumulated deficit	(133,946)	(113,718)
Accumulated other comprehensive loss	(326)	(289)
Total stockholders' equity	59,530	72,172
Total liabilities and stockholders' equity	$125,684	$135,754